QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 13, 2004

FONIX CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-23862 (Commission File Number)	87-0380088 (IRS Employer Identification No.)

9350 South 150 East, Suite 700, Sandy, Utah (Address of principal executive offices)		84070 (Zip Code)

Registrant's Telephone Number, Including Area Code: (801) 553-6600

ITEM 5. Other Events.

  Status of Acquisition of LecStar Telecom

        On November 24, 2003, Fonix Corporation ("we," "us," the "Company," or "Fonix") signed a term sheet that set forth the principal terms on which we potentially will acquire all of the capital stock of LTEL Holdings Corporation, a privately held Delaware corporation ("LTEL"), from the existing stockholders of LTEL. LTEL has two wholly owned operating subsidiaries, LecStar Telecom, Inc., an Atlanta-based competitive local exchange carrier, and LecStar Datanet, Inc., a provider of internet services to business and residential customers. (We refer to both of these subsidiaries collectively as "LecStar.") We have formed a Delaware corporation and wholly owned subsidiary of Fonix ("Sub") through which we would acquire the LTEL capital stock.

        LecStar is a regional provider of communications services, including wireline voice, data, long distance and Internet services, to business and residential customers throughout BellSouth's Southeastern operating territory. LecStar Telecom, Inc. is certified by the Federal Communications Commission and nine states—Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee—as a competitive local exchange carrier to provide regulated local, long distance and international telecommunications services.

        The closing of the LecStar transaction (as anticipated by the term sheet) is subject to several conditions including, among others, the completion of due diligence, necessary regulatory approvals and the negotiation and execution of definitive agreements. We anticipate that, if closed, the primary terms of the transaction will be as follows:

  •
  We would pay non-cash consideration for the LTEL capital stock that would have total value of $33 million, as follows:

  •
  To the current holders of LTEL's common stock, we would issue $3 million of restricted Fonix common stock that we will agree to register within 120 days after closing. Resales of these shares after the effectiveness of the registration statement, per LTEL stockholder, would be limited to no more than 500,000 shares per month. The number of shares of common stock issuable to the LTEL common stock holders would be determined by dividing $3 million by an amount equal to 90% of the average closing bid price of our common stock for the 30 trading days immediately prior to the third trading day preceding the closing.

  •
  To the holders of LTEL's Series B Preferred Stock (which would be its only other class of capital stock as of closing) we would issue the following:

  •
  2,000 shares of newly created Series H Preferred Stock (the "Series H Preferred"), each share having a stated value of $10,000 per share ($20 million in the aggregate), and

  •
  a $10 million, non-convertible, promissory note secured by the stock and assets of Sub (the "Note").

  •
  The primary terms of the Series H Preferred would be as follows:

  •
  Dividends: We would pay a dividend on the stated value of the outstanding Series H Preferred at the rate of 5% per annum, which would be payable as and when declared by our Board of Directors. Dividends, when declared, may be paid in cash or in shares of our registered common stock, at the option of management. If we were to declare a dividend on Fonix's common stock, as a condition of that dividend, we would be required to pay 3% of the aggregate amount of such dividend to the Series H Preferred holders.

  •
  Liquidation Preference: In the event of a voluntary or involuntary liquidation, dissolution or winding up of Fonix, the funds available for distribution, after payment to creditors and then to the holders of Fonix's Series A Preferred Stock of their liquidation payment, but before any liquidation payments to holders of junior preferred stock or common stock, would be payable to the holders of the Series H Preferred (and any other subsequently created class of preferred stock having equal liquidation rights with the Series H Preferred) in an amount equal to the stated value of the then outstanding Series H Preferred plus any accumulated dividends thereon. The closing of any transaction or series of transactions involving the sale of all or substantially all of the assets of Fonix or Sub or a merger, reorganization or other transaction in which holders of a majority of the outstanding voting control of Fonix do not continue to own a majority of the outstanding voting shares of the surviving corporation would be deemed to be a liquidation entitling the holders of the Series H Preferred, at their option, to the payments described above.

  •
  Voting Rights: The Series H Preferred would have no voting rights.

  •
  Conversion Rights: The Series H Preferred would not be convertible at any time into common stock or other capital stock of Fonix.

  •
  Redemption: We will have the option, but not the obligation, exercisable at any time, to redeem all or any portion of the outstanding Series H Preferred. If we decide to redeem Series H Preferred, the redemption price would be equal to any accumulated dividends on the redeemed shares, plus the stated amount of the redeemed shares, plus an additional premium depending on the timing of the redemption as follows:

Years Following Closing	Percentage of Original Series H Stated Value
0 - 2	2%
2 - 3	4%
3 - 4	6%
4+	8%
    •
    Protective Provisions: We would not, without the consent of the holders of not less than 66% of the then issued and outstanding shares of Series H Preferred:

    (1)
    authorize or issue any securities with any rights senior to or on parity with the Series H Preferred;

    (2)
    sell or otherwise transfer all or substantially all of our assets, grant any exclusive rights or license to our products or intangible assets (except in the ordinary course of business), or merge with or consolidate into any other entity in a transaction or series of related transactions;

    (3)
    purchase, redeem, or otherwise acquire any of our outstanding equity securities, except pursuant to (i) previously issued options, warrants, or preferred stock, (ii) any agreements providing for anti-dilution or other stock purchase, conversion, redemption or share issuance rights in existence on the closing date, or (iii) any employee benefit or similar plan of Fonix in existence on the closing date or duly adopted thereafter;

    (4)
    make any changes in the rights, preferences, or privileges of the Series H Preferred;

    (5)
    amend or repeal or add any provision of our certificate of incorporation or bylaws, if such action would adversely affect the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series H Preferred;

    (6)
    take any other action materially and adversely affecting the Series H Preferred; or

    (7)
    authorize any changes in our material accounting methods, policies or practices (except for newly adopted or effective accounting principles) or change our auditors without the prior written consent of a majority of the Board.

      The provisions of subsections (2) and (3) above would not apply at any time when the aggregate stated value of the Series H Preferred is less than $5 million.

  •
  The primary terms of the Note likely will include the following:

  •
  Interest: 5.0% per annum, calculated on the basis of a 360-day year, payable in cash or registered Fonix common stock.

  •
  Payments: Starting with the first calendar quarter of 2004, we would pay interest accruing under the Note quarterly. Starting with the first calendar quarter of 2005, we would quarterly pay principal, amortized on a 10-year basis, and accrued interest. Commencing 180 days after closing, from the net proceeds received of any put under our existing Fifth Private Equity Line Agreement dated July 1, 2003 with Queen LLC or any other substantially similar equity line of credit we enter into during the term of the Note, we will be required to pay additional principal payments of 33% of the aggregate amount of such put proceeds in excess of $900,000 during any calendar month.

  •
  Maturity: The Note will mature, and all unpaid principal and accrued interest will be payable in full, on the sixth anniversary of the closing.

  •
  Security: Our obligations under the Note would be secured by a pledge of the capital stock of Sub, and all of the assets of LecStar.

  •
  Prepayment: We will have no right to prepay more than $5 million of the outstanding principal amount under the Note at any time while the Series H Preferred is outstanding.

  •
  Default: The occurrence of any of the following would constitute an event of default under the Note:

  1.
  Default for sixty (60) days in any payment of principal or interest due under the Note;

  2.
  Any default by us under or acceleration prior to maturity of any mortgage, indenture, guaranty or debt instrument that involves any indebtedness of Fonix of at least $500,000;

  3.
  The entry of any judgment against Fonix or Sub in an amount equal to at least $250,000;

  4.
  If, pursuant to or within the meaning of any bankruptcy law, we: (i) commence a voluntary case; (ii) consent to the entry of an order for relief against Fonix in an involuntary case; (iii) consent to the appointment of a custodian of Fonix or for all or substantially all of its property; (iv) make a general assignment for the benefit of Fonix's creditors; or (v) admit in writing that Fonix is generally unable to pay its debts as the same become due;

  5.
  A court enters an order or decree under any bankruptcy law that: (i) is for relief against us in an involuntary case; (ii) appoints a custodian of us or for all or substantially all of our property; or (iii) orders the liquidation of Fonix or the subsidiary entity, and the order or decree remains unstayed and in effect for sixty (60) days;

  6.
  If we fail to declare and pay, within 90 days after the completion of any full calendar year after the closing, dividends payable on the Series H Preferred for such completed calendar year, subject to the provisions of applicable corporate law or any applicable contract or instrument; or

  7.
  If at any time during the term of the Note, a majority of our Board of Directors serving as of the closing date is involuntarily replaced other than pursuant to an annual meeting of our stockholders.

  •
  The closing of the acquisition of the LTEL shares would be subject to several conditions, including among others, the following:

  •
  The negotiation and execution by Fonix and the holders of at least 90% of the LTEL equity, on or prior to December 31, 2003 (we have subsequently agreed to extend this deadline until January 30, 2004), of definitive transaction documents;

  •
  The majority stockholder of LTEL shall deposit 500 shares of Series H Preferred in escrow for a period of twelve months from the closing to indemnify Fonix for any breaches of representations, warranties and covenants by the selling stockholders of LTEL;

  •
  Necessary regulatory approvals;

  •
  The operation of Fonix, LTEL and LecStar after September 30, 2003 and through closing in the ordinary course without incurring any extraordinary liabilities;

  •
  The execution of employment arrangements with LTEL or Sub (containing non-competition and non-solicitation covenants) with certain key employees of LecStar; and

  •
  The completion by Fonix and the LTEL stockholders of due diligence to their mutual reasonable satisfaction.

        While there can be no assurance that we will complete this acquisition, management anticipates that we will close the acquisition on or around January 30, 2004 or as soon thereafter as circumstances permit.

        On December 22, 2003, an unaffiliated third party filed a motion in Georgia state trial court seeking a temporary restraining order or other injunction that would, if granted, attach the capital stock of the LecStar entities, limit the use and expenditure of LecStar's cash to ordinary course operations, enjoin the transfer of cash or other assets of LecStar outside the ordinary course of business, enjoin deposits of LecStar operations outside the ordinary course, make certain officers of LecStar personally subject to the order, and appoint a third party to oversee the implementation of the order. The plaintiff in that matter asserts that he has a legal judgment against an entity that he claims to be the predecessor of LTEL as to the LecStar stock and business, and that a transfer of such stock and business in December 2002 was in violation of the Georgia fraudulent transfer statute. The plaintiff in that matter agreed to a temporary standstill while Fonix management reviews the matter and its merits to determine what, if any, effect this matter will have on the LTEL acquisition, which review is ongoing. LTEL believes it has meritorious defenses to any claim in such action.

        McCormack Avenue Ltd., the holder of the LTEL Series B Preferred stock representing a majority of the equity interests of LTEL and a secured note payable by LTEL that is to be converted into LTEL Series B Preferred Stock prior to closing, may be deemed an affiliate, as defined in rules promulgated under the Securities Act of 1933, of Queen LLC, with which Fonix has entered into the Fifth Equity Line of Credit Agreement described herein. We anticipate drawing on such Fifth Equity Line of Credit pending the completion of the transaction described above.

        On January 13, 2004, Fonix issued a press release regarding the status of the previously announced transaction. A copy of the press release is attached as Exhibit 99.

ITEM 7. Financial Statements and Exhibits

  (a)
  Financial Statements

    None

  (b)
  Exhibits

    99 Press Release issued January 13, 2004, relating to the status of the previously announced LecStar acquisition.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FONIX CORPORATION (Registrant)
Date: January 13, 2004	By:	/s/ THOMAS A. MURDOCK Thomas A. Murdock President and CEO
	By:	/s/ ROGER D. DUDLEY Roger D. Dudley Executive Vice President and Chief Financial Officer (Principal Accounting Officer)

QuickLinks

  ITEM 5. Other Events.
  ITEM 7. Financial Statements and Exhibits
SIGNATURES